Exhibit 5.8

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

March 9, 2012

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re:	Senior Subordinated Note Guarantee by Gro Tec, Inc.

Ladies and Gentlemen:

We have acted as special Georgia counsel to Gro Tec, Inc., a Georgia corporation (the “Company”), solely for the purpose of rendering an opinion in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2012 (the “Registration Statement”) by Central Garden & Pet Company (“Central”), as issuer, and certain guarantors, including the Company, relating to: (i) the issuance by Central of $50,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Exchange Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes will be offered in exchange for up to $50,000,000 aggregate principal amount of Central’s outstanding unregistered 8.25% Senior Subordinated Notes due 2018 which were issued on February 13, 2012.

The Exchange Notes will be issued under and pursuant to the base indenture, dated as of March 8, 2010 (the “Base Indenture”), among Central, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated March 8, 2010 (the “First Supplemental Indenture”) among Central, other direct and indirect subsidiaries, including the Company, as guarantors (the “Guarantors”), and the Trustee and the Second Supplemental Indenture, dated as of February 13, 2012, among Central, the Guarantors and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and First Supplemental Indenture, the “Indenture”).

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction of the following documents all of which have been delivered or made available to you:

(a)	The Articles of Incorporation of the Company, as amended, as certified by the Secretary of the Company (the “Articles of Incorporation”);

Central Garden & Pet Company

March 9, 2012

(b)	The Bylaws of the Company, as amended, as certified by the Secretary of the Company (the “Bylaws”);

(c)	A Certificate of Existence relating to the Company, issued by the Secretary of State of the State of Georgia dated February 10, 2012 (the “Certificate of Existence”);

(d)	A Secretary’s Certificate, dated as of the date hereof, certifying, among other matters, as to the incumbency of certain officers of the Company;

(e)	Resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the Indenture and the Guarantee issued pursuant to the Indenture, certified by the Secretary of the Company;

(f)	The Registration Statement;

(g)	An executed copy of the Base Indenture;

(h)	An executed copy of the First Supplemental Indenture;

(i)	An executed copy of the Second Supplemental Indenture; and

(j)	An executed copy of the Guarantee.

The documents listed in items (f)-(j) above are herein sometimes collectively referred to as the “Transaction Documents.”

We have also examined such other documents, records, certificates and instruments of public officials and certificates of officers or other representatives of the Company as we have deemed necessary or appropriate for purposes of rendering the opinions set forth below.

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of State of Georgia, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company is validly existing under the laws of the State of Georgia.

Central Garden & Pet Company

March 9, 2012

2. The execution and delivery by the Company of the First Supplemental Indenture and the Second Supplemental Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the First Supplemental Indenture and the Second Supplemental Indenture have been duly executed and delivered (to the extent such delivery is governed by the law of Georgia) by the Company.

3. The execution and delivery by the Company of the Guarantee and the performance of its obligations thereunder has been duly authorized by all necessary corporate action on the part of the Company, and the Guarantee has been duly executed and delivered (to the extent such delivery is governed by the law of Georgia) by the Company.

In our examination, we have (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) as of the date hereof as to factual matters of the information, representations, warranties and statements contained in the records, documents, instruments and certificates that are the subject of the opinions set forth above or on which the opinions set forth above are based. In rendering the opinions set forth above, we have assumed that all parties (other than the Company) had, have or will have all requisite power and authority to execute and deliver the Transaction Documents, and all other agreements, documents, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such parties (other than the Company) of the Transaction Documents, and all such other agreements, documents, instruments and certificates that are the subject of the opinions set forth above or on which the opinions set forth above are based, and the validity, binding effect and enforceability thereof against such parties (other than the Company) in accordance with their respective terms. As to all facts material to the opinion expressed herein, we have relied solely upon (without independent investigation or verification) statements and representations and warranties of officers and other representatives of the Company, public officials and others.

In giving the opinion expressed in paragraph 1 above with respect to the good standing of the Company, we have relied solely on the Certificate of Existence.

This opinion is limited to the laws of the state of Georgia, excluding local laws of the State of Georgia (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Georgia and judicial decisions to the extent they deal with any of the foregoing), as in effect on the date hereof. We do not express any opinion as to any other law.

Central Garden & Pet Company

March 9, 2012

This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, given in connection with the transaction and filed with the Commission.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP

LKW

TCF